Filed Pursuant to Rule 424(b)(3)

Registration No. 333-211571

SUPPLEMENT NO. 3 DATED JULY 10, 2017

TO THE PROSPECTUS DATED APRIL 14, 2017

This document supplements, modifies and amends, and should be read in conjunction with, the prospectus of Greenbacker Renewable Energy Company LLC (the “Company”) dated April 14, 2017, as supplemented by Supplement No. 1 dated May 3, 2017 and Supplement No. 2 dated May 18, 2017. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

1)	The status of the offering of limited liability company interests, or the shares, of the Company; and
2)	Updating the table setting forth our investments.

Status of Our Public Offering

We commenced our initial public offering of shares on April 25, 2014. As of July 7, 2017, we had accepted investors’ subscriptions for and issued approximately 17,557,000 shares in the offering, resulting in our receipt of gross proceeds of approximately $172,409,000.

Table Setting Forth Our Investments

The following information supersedes and replaces in its entirety the table on page 62 contained in the “Overview” section of the prospectus under the heading “Business”:

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The table below sets forth our investments in alternative energy generation portfolios as of June 30, 2017:

	Quarter(s) Acquired	Location(s)	# of Assets	Form of Investment	Initial Investment Amount* (Millions)**		Forecasted Initial Yield***	Approximate Average Remaining Term to Power Purchase Agreement	Power Offtaker	Assets	Generation Capacity in (kW)*	Generation Equivalent (# of homes powered per year)

Alternative Energy – Solar

East to West Solar	First quarter 2015	CO, CT, HI, IN, NC	13	100% Equity Ownership	$ 17.250	mm	12.10%	13.5 years	Utility and commercial	Commercial ground and roof mounted systems	9,789	1,605 homes

Gainesville Solar	Second quarter 2015	FL	2	100% Equity ownership	$ 4.150	mm	14.50%	16.0 years	Utility	Commercial ground mounted systems	2,050	336 homes

NC Tarheel Solar	Fourth quarter 2015	NC	2	100% Equity ownership	$ 8.399	mm	9.80%	12.2 years	Utility	Commercial ground mounted systems	7,621	1,250 homes

Magnolia Sun	Third quarter 2015, First quarter 2016	CA, MA, TN	18	100% Equity Ownership	$ 10.850	mm	11.60%	14.6 years	Utility and commercial	Commercial ground and roof mounted systems	5,302	870 homes

Green Maple	Fourth quarter 2014, Fourth quarter 2015	VT	9	100% Equity Ownership	$ 17.012	mm	12.40%	19.6 years	Utility, municipal and commercial	Commercial ground mounted systems	7,393	1212 homes

Canadian Northern Lights	Fourth quarter 2014, Fourth quarter 2015	ON, Canada	79	100% Equity Ownership	$ 1.610	mm	12.10%	14.4 years	Residential	Residential rooftop mounted systems	560	92 homes

Six States Solar	Fourth quarter 2015	AZ, CA, CO, CT, IN	26	100% Equity Ownership	$ 0.751	mm	7.60%	13.4 years	Utility and commercial	Ground and roof mounted systems	6,223	1,021 homes

Floyd Road	Second quarter 2017	NC	1	100% Equity Ownership	$ 10.641	mm	8.50%	14.9 years	Utility	Commercial ground mounted systems	6,750	1,107 homes

Greenbacker Residential Portfolio #1	Third quarter 2016, First quarter 2017, Second quarter 2017	AZ, CA, CT, HI, MD, MA, NJ, NY	2,358	100% Equity Ownership and Managing Member Equity Owner	$ 27.850	mm	12.20%	18.3 years	Residential	Residential rooftop mounted systems	18,313	3,003 homes

Greenbacker Residential Portfolio #2	Second quarter 2017	AZ, CA, CT, MD, MA, NV NJ, NY	1,252	Managing Member, majority equity owner	$ 6.0	mm	14.90%	18.5 years	Residential	Residential rooftop mounted systems	8,899	1,462 homes

Enfinity Colorado DHA Portfolio	First quarter 2017	CO	666	100% Equity Ownership	$ 1.425	mm	10.10%	15.0 years	Residential	Residential rooftop mounted systems	2,508	411 homes

Sunny Mountain	Third quarter 2014	CO	21	100% Equity Ownership	$ 0.920	mm	12.00%	13.2 years	Utility, commercial and residential	Commercial and residential ground and roof mounted systems	801	131 homes

Alternative Energy – Wind

Fairfield Wind	Fourth quarter 2015	MT	1	Managing Member, majority equity owner	$ 19.027	mm	10.70%	16.8 years	Utility	Operating wind power facilities	10,000	2,214 homes

Greenfield Wind	Fourth Quarter 2016	MT	1	Managing Member, majority equity owner	$ 34.773	mm	12.20%	24.8 years	Utility	Operating wind power facilities	25,000	5,535 homes

Fossil Gulch Wind Park	Second quarter 2017	ID	1	100 % Equity Ownership	$ 6.531	mm	12.80%	8.3 years	Utility	Operating wind power facilities	10,500	2,325 homes

Energy Efficiency – Lighting Replacement

Energy Efficiency Lighting	Third quarter 2015	Puerto Rico	3	Capital Lease	$ 0.559	mm	15.40%	4.9 years	N/A	Energy efficiency LED lighting	N/A	N/A

Renew AEC One LLC (Kane Warehouse)	Fourth quarter 2015	PA	1	Secured Loan	$ 1.086	mm	10.30%	6.7 years	N/A	Energy efficiency LED lighting	N/A	N/A

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* Approximate.

** Does not include assumed project level debt.

*** The forecasted initial (or first year) yield is equal to the asset’s net cash flow divided by the purchase price of the asset, expressed as a percentage. The asset’s first year of net cash flow is equal to electricity revenue net of operating expenses and debt service payments. Electricity revenue is equal to the forecast first year’s electricity production multiplied by the contracted electricity rate plus the contracted price of renewable energy credits, to the extent applicable. Operating expenses are based on first year contracted expenses. The initial yield does not factor in expenses incurred, or closing costs involved, in the acquisition of the asset. The initial yield is not a measure of the fund’s performance and it is not necessarily indicative of distributions that the fund may provide to investors. This metric may vary over time based on the variability of electricity production.

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